UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐	Soliciting Material Pursuant to § 240.14A-12
Chemung Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Chemung Canal Plaza
Elmira, New York 14901

March 31, 2020

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation on Wednesday, May 13, 2020 at the Holiday Inn Elmira – Riverview, located at 760 East Water Street, Elmira, New York at 2:00 p.m., Eastern Time.

The Annual Meeting will begin with a review of the matters to be voted upon by the shareholders, as described in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement. In addition to the formal business matters upon which shareholder action is required, we will report to you on the condition of your Company, what we accomplished in 2019, and our plans for the future.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for and, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares.

We encourage you to review the following Proxy Statement for a better understanding of the Corporation, its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward and easily understood manner. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your support and investment in Chemung Financial Corporation.

Sincerely,

Anders M. Tomson
President & Chief Executive Officer

CHEMUNG FINANCIAL CORPORATION
One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of the Shareholders of Chemung Financial Corporation (the "Annual Meeting") will be held at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York, on Wednesday, May 13, 2020 at 2:00 p.m., Eastern Time, for the following purposes:

1.	Election of Directors [Proposal 1]:
a.    The election of three directors for a term of three years expiring in 2023;
b.    The election of one director for a term of one year expiring in 2021;

2.	To approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers of Chemung Financial Corporation and Chemung Canal Trust Company ("Say-On-Pay") [Proposal 2];

3.	Ratification of the appointment of Crowe LLP as Chemung Financial Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2020 [Proposal 3]; and
To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to come before the Annual Meeting.
As part of our precautions regarding the coronavirus or COVID-19 and the potential for emergency orders limiting gatherings of people and closing places of business, we are planning for the possibility that the Annual Meeting may be held solely or in part by means of remote communication. There is also the possibility that we may delay, postpone or adjourn the Annual Meeting, including changing the time, location or date of the Annual Meeting. If we take any of these steps, we will announce the decision to do so in advance, including details on how to participate in a virtual meeting, in a press release and/or in a Current Report on Form 8-K.

Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented at the Annual Meeting. Please vote by completing, signing and mailing the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet following the instructions on the Proxy Card. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.
The close of business on March 18, 2020 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.
By Order of the Board of Directors
Kathleen S. McKillip
Corporate Secretary
March 31, 2020
Elmira, New York

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 13, 2020: The Corporation's 2019 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, the 2020 Proxy Statement and the form of Proxy for the Annual Meeting are available at http://www.astproxyportal.com/ast/01079.

CHEMUNG FINANCIAL CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 13, 2020
INFORMATION REGARDING THE ANNUAL MEETING
Time and Place of the Meeting
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation ("Chemung Financial" or "the Corporation") to be held on Wednesday, May 13, 2020 at 2:00 p.m., Eastern Time, at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York. As part of our precautions regarding the coronavirus or COVID-19 and the potential for emergency orders limiting gatherings of people and closing places of business, we are planning for the possibility that the Annual Meeting may be held solely or in part by means of remote communication. There is also the possibility that we may delay, postpone or adjourn the Annual Meeting, including changing the time, location or date of the Annual Meeting. If we take any of these steps, we will announce the decision to do so in advance, including details on how to participate in a virtual meeting, in a press release and/or in a Current Report on Form 8-K.
This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to shareholders on or about March 31, 2020. In the Proxy Statement, the "Bank" refers to Chemung Canal Trust Company, a New York-chartered commercial bank and wholly-owned subsidiary bank of Chemung Financial.
Shareholders Entitled to Vote
The record date for the Annual Meeting is March 18, 2020. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date there were 4,870,368 shares of common stock of the Corporation outstanding and entitled to vote. Each share of common stock of the Corporation is entitled to one vote on each matter that properly comes before the meeting.
Quorum
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. In other words, the holders of 2,435,185 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present. If there is no quorum, the holders of the majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
Proxies and Voting Procedures
Shares represented by properly executed proxies will be voted as directed. If a proxy does not specify how it is to be voted, it will be voted as the Board recommends – that is, "FOR" the election of three director nominees for a three-year term and one director nominee for a one-year term as named in the Proxy Statement; "FOR" the approval of the advisory vote on the compensation of the Named Executive Officers ("NEOs"), which we refer to as the "Say-On-Pay" vote; and "FOR" the ratification of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. A special rule for shares held in the name of a broker is described on page 3. The Board knows of no other business to be brought before the Annual Meeting, but if any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.
We offer three alternative ways to vote your shares:

INTERNET – Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

MAIL – Sign, date and mail your Proxy Card in the envelope provided as soon as possible.
The deadline for the telephone and Internet voting is 11:59 p.m. Eastern Daylight Time on May 12, 2020.

Revocability of Proxies
A shareholder may revoke a proxy at any time before it is voted by: (1) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Corporation; (2) submitting a later-dated proxy by mail, telephone or via the Internet; or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. To revoke your proxy, you must complete and submit a ballot at the Annual Meeting or submit a later-dated proxy. If your shares are registered in the name of your broker, bank or other agent, you should follow your broker's, bank’s or agent's instructions regarding the revocation of proxies.
Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If your shares are registered in the name of your broker, bank or other agent, you should receive voting instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. You should complete and mail the voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. If you hold shares through a brokerage firm, bank or other agent and wish to vote in person at the Annual Meeting, you must obtain a "legal" proxy from your broker, bank or other agent.
If you choose not to provide instructions to your broker, bank or other agent, or do not obtain a "legal" proxy to vote at the Annual Meeting, your shares are referred to as "uninstructed shares." Whether your broker, bank or other agent has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers. Brokers may not vote uninstructed shares on your behalf in director elections and the Say-On-Pay vote. For your vote to be counted, you must submit your voting instructions to your broker.

Vote Required and Board Recommendations

Proposal	Item	Votes Required for Approval	Board of Directors Recommendation	Effect of Abstentions	Effect of Uninstructed Shares Held by Broker, Bank or Other Agent
Proposal No. 1	Election of Directors	A plurality of votes cast by holders of shares of common stock of the Corporation entitled to vote	"FOR" all Director nominees	Not Voted	Not Voted
Proposal No. 2	Approval, on a non‑binding, advisory basis, of the compensation of the NEOs, as disclosed in this Proxy Statement Say-On-Pay	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	"FOR" the non-binding advisory approval of the compensation of the NEOs as disclosed in this Proxy Statement	Not Voted	Not Voted
Proposal No. 3	Ratification of the appointment of Crowe LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2020	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	"FOR" the ratification of the appointment of Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020	Not Voted	Discretionary Vote

Solicitation of Proxies

The entire cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some of the directors, officers or employees of the Bank may conduct solicitations in person or by telephone or other appropriate means without remuneration. The Corporation may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years. The Board is not aware that any nominee named in this Proxy Statement will be unable or unwilling to serve as a director.

Shareholders will be entitled to elect three directors for a three-year term expiring at the 2023 Annual Meeting of Shareholders and one director for a one-year term expiring at the 2021 Annual Meeting of Shareholders or until their respective successor has been duly elected and qualified. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed Proxy Card, if properly executed and returned, will be voted "FOR" the election of the nominees. Should any nominee become unable to serve as a director, the persons named as proxies will vote for any alternative nominee who may be nominated by the Board.

The biography of each of the nominees and continuing directors listed below contains information regarding the individual's service as a director, business experience, and other director positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board's effectiveness as a whole.

Nominees for Election, Term Expires in 2023

Stephen M. Lounsberry III, age 66, has served as a director since 1995. He is President of Applied Technology Manufacturing, a manufacturer of machined industrial and railroad component parts, a position he has held since 1981. Qualifications to serve on the Board include experience in management, marketing, sales, operations, and strategic planning. He was also a commercial bank internal auditor and vice president of a community bank, through which he gained experience and knowledge of all aspects of banking.

Anders M. Tomson, age 53, has served as a director since December 2016. He has served as President & Chief Executive Officer ("CEO") of the Corporation and the Bank since December 2016. Prior to that, he was President & Chief Operating Officer ("COO") of the Bank from 2015-2016 and was responsible for Retail Client Services during that time. He previously held the position of President, Capital Bank, a Division of Chemung Canal Trust Company, from 2011 until 2015. Qualifications to serve on the Board include over ten years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

G. Thomas Tranter Jr., age 65, has served as a director since 2014. He has served as President of Corning Enterprises and Director of Government Affairs for Corning Incorporated, a diversified manufacturing company since 2004, and will retire on March 31, 2020. From 2000 to May 2004 he served as Director of Government Affairs for Corning Incorporated. He formerly served 26 years in public administration and management, including being elected Chemung County Executive for three four-year terms. Qualifications to serve on the Board include leadership, business development and managerial skills together with extensive experience in government relations and community development.

Nominee for Election, Term Expires 2021

Larry H. Becker, age 80, has served as a director since 2011. He has been, since 1983, COO of Windsor Development Group, Inc., a regional full service real estate development company that specializes in the development, acquisition and management of supermarket-anchored properties. Prior to founding Windsor Development, Mr. Becker was a founding member of Teal, Becker & Chiaramonte CPAs, an accounting firm in the New York State Capital Region. Qualifications to serve on the Board include 40 years of experience owning and managing various business entities in the Capital Region of New York State, experience in corporate finance and accounting and his experience serving on the Board of Directors of Capital Bank & Trust Company.

Continuing Directors, Term Expires 2022

Ronald M. Bentley, age 67, has served as a director since March 2007. He served as a consultant of the Corporation and Bank from January 1, 2018 through December 31, 2018. He served as the CEO of the Corporation and the Bank until December 2016 and previously as both the President and CEO of the Corporation and the Bank from April 2007 to July 2015. Prior to that, he was President and COO of the Bank from July 2006 to April 2007. Qualifications to serve on the Board include 35 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

David M. Buicko, age 66, has served as a director since March 2018. Since 2016, he has been President & CEO of Galesi Group, a diverse real estate company with a commitment to investing in the Capital Region, its infrastructure, and its people. From 1986 to 2016, Mr. Buicko was Chief Operating Officer of Galesi Group. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and real estate development and financing for over 35 years.

Robert H. Dalrymple, age 69, has served as a director since 1995. Since 1994, he has been Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies. Mr. Dalrymple also serves as President of Seneca Stone Corporation and Vice President of Chemung Contracting Corporation, both subsidiaries of Dalrymple Holding Corporation. Mr. Dalrymple is the brother of David J. Dalrymple, also a director of the Corporation. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Jeffrey B. Streeter, age 52, has served as a director since March 2018. Since 2002, he has been President of Streeter Associates, a general construction firm based in Elmira, New York. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic and financial planning, people management and organizational skills.

Richard W. Swan, age 71, has served as a director since 1984. Mr. Swan retired in June 2016 as Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency, a position in which he held since 2007. Qualifications to serve on the Board include business management skills, sales experience and all aspects of business ownership.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES

Continuing Directors, Term Expires 2021

David J. Dalrymple, age 66, has served as a director since 1993, and is currently Chairman of the respective Boards of the Corporation and the Bank. Since 2014, he has served as President of Dalrymple Gravel and Contracting, a company specializing in producing construction materials for highway construction. He previously held the position of President of Dalrymple Holding Corporation from 1993 until 2014. Mr. Dalrymple is the brother of Robert H. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include over three decades of experience in business ownership, financial planning experience and strong managerial and organizational skills.

Denise V. Gonick, age 53, has served as a director since March 2018. She currently serves as a Strategic Advisor. From 2012 through 2019, she served as President & CEO of MVP Health Care, a family of companies offering a range of health benefit plans and options combined with leading-edge wellness programs that help reduce health risks and control health care costs. Prior to that she was the Chief Legal Officer and Corporate Secretary of MVP Healthcare. Qualifications to serve on the Board include five years as CEO of a health insurer, 17 years corporate legal experience, leadership, transactions, strategic planning, executive management, financial management, compliance and government relations.

Thomas R. Tyrrell, age 69, has served as a director since 2014. Since 2014, he has served as Vice President of Rose & Kiernan, Inc., a general insurance agency in the North East. He was formerly Albany Area Chairman of Arthur J. Gallagher & Co., a company specializing in providing contract surety and property and casualty insurance and risk management products and services to the construction industry with particular emphasis on the heavy highway, bridge and general building construction disciplines. Qualifications to serve on the Board include business management skills, sales experience, business ownership experience and service on several boards in the Albany area in the non-profit arena.

Director whose Term Expires as of the 2020 Annual Meeting

Bruce W. Boyea, age 68, has served as a director since 2011. He has served as Chairman, President and CEO of Security Mutual Life Insurance Company of New York, a life insurance company, from 1999 to 2019. In November 2019, Security Mutual elected a new President and he has retained the title of Chairman and CEO. He is also Chairman of Security Administrators, Inc., a subsidiary of Security Mutual that provides pension administration services to small and medium-sized companies. Qualifications to serve on the Board include strategic planning skills, financial management experience, business management, sales and marketing expertise, corporate oversight and leadership skills and over 30 years' experience in the insurance industry. Mr. Boyea will not stand for re-election at the 2020 Annual Meeting of Shareholders.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Named Executive Officers

The following table provides information regarding the ownership of the outstanding common stock of the Corporation as of March 18, 2020, the record date for the Annual Meeting. Information is included for: 1) owners of more than 5% of common stock of the Corporation (other than directors or officers); 2) directors, nominees for director and NEOs; and, 3) executive officers and directors as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned	(1)	Percentage of Shares Beneficially Owned
More than 5% Owner:
Chemung Canal Trust Company PO Box 1522 Elmira, NY 14902-1522	339,665	(2)	6.97%

Directors, Nominees and Named Executive Officers:
Larry Becker	38,931		*
Ronald M. Bentley	42,914		*
Bruce W. Boyea	5,490	(3)	*
David M. Buicko	2,023		*
David J. Dalrymple	375,970	(4)	7.72%
Robert H. Dalrymple	261,035	(5)	5.36%
Denise V. Gonick	1,689	(6)	*
Stephen M. Lounsberry III	16,984	(3)	*
Jeffrey B. Streeter	1,460	(7)	*
Richard W. Swan	72,035	(8)	1.48%
Anders M. Tomson	31,310	(9)	*
G. Thomas Tranter Jr.	23,070		*
Thomas R. Tyrrell	5,773		*
Loren D. Cole	3,012	(9)
Louis C. DiFabio	25,857	(9) (10)	*
Karl F. Krebs	7,827	(9) (10)	*
Karen R. Makowski	11,812	(9) (10) (11)	*
Directors and executive officers as a group (17 persons)	927,192	(12)	19.04%
*Less than 1% based upon 4,870,368 outstanding as of March 18, 2020.
(1)
Under Rule 13d-3 of the Exchange Act, a person is considered a beneficial owner of a security if he/she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. "Voting Power" is the power to vote or direct the voting of shares. "Investment Power" is the power to dispose or direct the disposition of shares.

(2)
Held by the Bank in various fiduciary capacities, either alone or with others. Includes 349,665 shares held with shared voting power. There are 201,382 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

(3)
Excludes shares that Messrs. Boyea 3,499 and Lounsberry 15,010 have credited to their accounts in memorandum unit form under the Corporation's Directors' Deferred Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation's common stock pursuant to the terms of the Plan and the election of the Plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

(4)
Includes 17,280 shares held solely by Mr. David J. Dalrymple; 19,448 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; and, 339,242 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and his spouse are general partners.

(5)
Includes 234,486 shares held solely by Mr. Robert H. Dalrymple and 50% of the 24,758 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and 50% principal shareholder. Includes 14,170 shares held by Mr. Dalrymple’s spouse, as to which he disclaims beneficial ownership.

(6)	Includes 689 shares held solely by Mrs. Gonick and 1,000 shares held jointly with her spouse.
(7)	Includes 866 shares held solely by Mr. Streeter and 594 shares held jointly with his spouse.
(8)
Includes 36,230 shares held solely by Mr. Swan and 27,015 shares held in four trusts over which Mr. Swan has voting and dispositive power. Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan's spouse, as to which Mr. Swan disclaims beneficial ownership.

(9)
Includes all shares of common stock of the Corporation held for the benefit of each executive officer by the Bank as trustee of the Bank's Profit Sharing, Savings and Investment Plan. Messrs. Cole, DiFabio, Krebs, Tomson and Mrs. Makowski own 633; 14,864; 1,426; 8,771 and 7,152 shares, respectively.

(10)
Includes all unvested shares of the Corporation's common stock held in a restricted stock account at American Stock Transfer & Trust Company LLC on behalf of each executive officer. Messrs. Cole, DiFabio and Krebs own 2,030; 3,050 and 4,316 shares, respectively. Mrs. Makowski's restricted stock vested on her retirement date, January 2, 2020.

(11)	Mrs. Makowski retired on January 2, 2020.
(12)	Includes 18,644 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.

INFORMATION REGARDING THE BOARD

Board Organization and Operation

Chemung Financial is managed under the direction of its Board. All members of the Board also serve on the Board of the Bank. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Corporation’s business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. The Board currently consists of thirteen members. The Corporation separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management and a higher degree of independence and transparency between the Board and management. The CEO is familiar with the Corporation's business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board, facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2019.

The Corporation's Governance Guidelines require that the Board consist of a majority of independent directors.  Based upon a review of the responses of the directors to questions regarding affiliations, compensation history, employment, and relationships with family members and others, the Board determined that all directors except for Messrs. Bentley and Tomson meet the independence requirements of applicable laws and rules and NASDAQ listing requirements as determined by the Nominating and Governance Committee. In connection with its evaluation of director independence, there were no transactions considered other than those described under the section titled "Transactions with Certain Related Persons." A copy of the Corporate Governance Guidelines can be viewed on the Bank's website at: http://www.snl.com/IRW/govdocs/100690.
During 2019, the Board of the Corporation held twelve meetings. The Board of the Bank also held twelve meetings in 2019. Each director attended at least 75% of the total Board meetings and meetings of the Board committees on which he or she served.

Board Committees

The committees of the Corporation's Board are the Executive, Audit, Enterprise Risk, Compensation and Personnel, and Nominating and Governance Committee.

Executive Committee: This committee serves in a dual capacity as the Executive Committee for the Corporation and the Bank. The Executive Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation's Bylaws. In 2019, members of the Executive Committee included Messrs. D. Dalrymple (Chair), Bentley, R. Dalrymple, Swan, Tomson and Tranter. There were seven meetings of the Executive Committee held in 2019.

Audit Committee: The responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Corporation's independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Corporation, reviewing the financial statements and audit report with management and the Corporation's independent auditors and reviewing earnings and financial releases and quarterly and annual reports filed with the SEC. All Audit Committee members are independent as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. In 2019, members of the Audit Committee included Messrs. Buicko (Chair, since November 2019), Tully (former Chair, resigned November 2019), Becker, D. Dalrymple, Tranter, and Tyrrell. Mr. Buicko served as the Audit Committee's "financial expert" beginning in November 2019 as defined in the rules and regulations of the SEC. Mr. Tully was the "financial expert" until his resignation in November 2019. The Audit Committee determined that both Mr. Buicko and Mr. Tully met all required qualifications for serving as a "financial expert" within the meaning of applicable SEC rules and regulations. There were five meetings of the Audit Committee held in 2019. See the Audit Committee Report on page 27. A copy of the Audit Committee Charter can be viewed on the Bank’s website at: http://www.snl.com/IRW/govdocs/100690.

Enterprise Risk Committee: The responsibilities of the Enterprise Risk Committee include oversight of policies, procedures and practices relating to the assessment and management of the Corporation's enterprise-wide risks. The committee monitors the Corporation's compliance with legal and regulatory requirements and key risk areas to assess the effectiveness of risk management policies and procedures and recommends updates to the Governance Risk Compliance Framework and Risk Appetite Statement. The Corporation continually encounters technological change and the failure to understand and adapt to these changes could adversely affect its business. The Enterprise Risk Committee receives quarterly reports on Cybersecurity from our Chief Information Security Officer. In 2019, members of the Enterprise Risk Committee included Messrs. D. Dalrymple (Chair), Bentley, Streeter, Swan, Tranter, Tully (resigned November 2019) and Mrs. Gonick. There were six meetings of the Enterprise Risk Committee held in 2019. A copy of the Enterprise Risk Committee Charter can be viewed on the Bank's website at: http://www.snl.com/IRW/govdocs/100690.

Compensation and Personnel Committee: The primary responsibilities of the Compensation and Personnel Committee (the "Compensation Committee") are to exercise authority, in its sole discretion, to retain and terminate, or obtain the advice of, any adviser to be used to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management as specified in NASDAQ Listing Rule 5605(d)(3), or any successor provision thereto; exercise authority or make recommendations to the Board (depending on the terms of the compensation plan) relating to the compensation of the executive officers, including reviewing and determining the compensation of the CEO and the other named executive officers; review the Corporation's compensation policies and programs affecting other employees; review management's proposals for the election and promotion of officers; monitor compensation trends; and, select a peer group of companies against which to compare the Corporation's compensation for the CEO, executive officers and chief auditor. The Compensation Committee's oversight of our incentive compensation plans includes setting corporate measures and goals consistent with principles of safety and soundness, approving awards and administering long-term equity awards. Director compensation is established by the Corporation's board of directors upon the recommendation of, or with respect to equity awards as a result of the approval by, the Compensation Committee and is discussed in the Proxy Statement under the heading "Compensation of Directors." The Compensation Committee met three times in 2019. The members of the Compensation Committee meet the independence requirements of the Nasdaq corporate governance standards as determined by the Board. In 2019, members of the Compensation Committee included Messrs. Lounsberry (Chair), D. Dalrymple, R. Dalrymple, Swan, Tranter and Mrs. Gonick. A copy of the Compensation and Personnel Committee Charter can be viewed on the Bank’s website at: http://www.snl.com/IRW/govdocs/100690.

Nominating and Governance Committee: The Nominating and Governance Committee consists of Messrs. Tyrrell (Chair), D. Dalrymple, R. Dalrymple, Lounsberry and Tranter. The Nominating and Governance Committee met two times in 2019. The members of the Nominating and Governance Committee meet the independence requirements of the Nasdaq corporate governance standards as determined by the Board. In general, the Nominating and Governance Committee oversees the Corporation's corporate governance matters on behalf of the Board and is responsible for the identification and recommendation of individuals qualified to become members of the Board. The Nominating and Governance Committee’s functions include: (i) identifying, evaluating and recommending qualified director nominees; (ii) considering shareholder nominees for election to the Board; (iii) reviewing the Nominating and Governance Committee structure and making recommendations to the Board for committee membership; (iv) recommending corporate governance guidelines to the Board; and (v) overseeing a self-evaluation process for the Board and its committees.

The Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Corporation serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees:

•
The Committee reviews the qualifications of each candidate who has been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.

•	The Committee evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

•
The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee determines are pertinent. Diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

•	After such review and consideration, the Nominating and Governance Committee recommends that the Board select the slate of director nominees.

•
Shareholder recommendations for nominees to the Board must be directed in writing not later than 120 days prior to the anniversary date on which the Corporation's proxy statement was mailed to shareholders in connection with the previous year's annual meeting, or if such nomination is to be made at a meeting of shareholders other than an annual meeting, a reasonable time before the mailing of the Corporation's proxy material to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include: (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Corporation's common stock that are owned by the nominee as of a record date; (vii) detailed information about any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Corporation within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act.

Chemung Financial's Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at the Corporation's principal executive offices not less than 120 calendar days prior to the anniversary date the Proxy Statement was mailed to shareholders in connection with the previous year's annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's Proxy Statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made. A copy of the Nominating and Governance Committee Charter can be viewed on the Bank’s website at: http://www.snl.com/IRW/govdocs/100690.

Compensation of Directors

The Compensation Committee periodically reviews and is responsible for the design, implementation and administration of our compensation program for our Board of Directors and makes recommendations to the full Board with respect to the type and amounts of compensation payable to the directors for service on the Boards of Chemung Financial and the Bank and the respective Board committees. The Compensation Committee engaged McLagan to conduct a Director Compensation Review in 2018. During McLagan's review, it was noted that directors cash compensation was positioned below peer bank compensation and equity compensation was within peer bank compensation.

Each non-employee director of the Corporation receives an annual retainer of $11,500, an increase of $6,000 in 2019, due to McLagan's recommendation. The retainer for the Chairman of the Audit Committee was also increased by an additional $2,875. Each non-employee director receives a fee of $500 for each meeting of the Board and its committees attended and the chair of each committee receives $600 for each committee meeting attended. The Chairman of the Board receives an additional annual retainer of $7,750 annually. One fee is paid for attendance at meetings that serve both the Corporation and the Bank. Mr. Tomson received no cash compensation for his service as a director in 2019.

The Directors' Deferred Fee Plan allows non-employee directors of each of Chemung Financial and the Bank to elect to defer receipt of fees payable to the director for service as a member of the Board of Directors of Chemung Financial and the Bank. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates, as would an actual share of common stock of the Corporation. A director's unit value account is credited with declared dividends pursuant to a formula described in the Plan. The units are paid to the director in the form of common stock of the Corporation. The common stock of the Corporation payable under the Directors' Deferred Fee Plan is paid to the director, either at a specified age or time elected by the director, at the termination of the director's service with Chemung Financial and/or the Bank, or upon the occurrence of a change in control as defined in the Directors' Deferred Fee Plan. The number of shares of common stock of the Corporation payable to a director with a unit value account under the Plan represents at all times a general unfunded obligation of the Bank, and each director participating in the Directors' Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value account.

Pursuant to the provisions of the Chemung Financial Corporation Directors' Compensation Plan, additional compensation is paid to each non-employee director in shares of the Corporation's common stock in an amount equal to the total amount of cash fees earned by each director during the year, determined as the average of the closing prices of a share of the Corporation's common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on December 31 of each year and paid in January of the following year. Due to McLagan's findings in 2018 that stock compensation was within peer bank compensation, the directors waived their right to stock compensation for the additional cash retainer fee paid in 2019. For his service as a director on the respective Boards of the Corporation and the Bank pursuant to the Directors' Compensation Plan, Mr. Tomson is paid a director's fee in shares of common stock of the Corporation in an amount equal in value to the average cash compensation awarded to non-officer directors who served as directors for twelve (12) months in the previous year.

In 2019, no director or director nominee received any compensation or payment from a third party in connection with his or her candidacy or board service.

Non-Officer Director Compensation Table

Directors		Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Stock Awards(2)	All Other Compensation		Total
Larry Becker		$29,500	532	$21,753	$0		$51,253
Ronald M. Bentley		$32,600	602	$24,616	$6,289	(3)(4)	$63,505
Bruce W. Boyea	(5)	$22,500	374	$15,293	$135	(3)	$37,928
David M. Buicko		$30,600	557	$22,776	$0		$53,376
David J. Dalrymple		$48,150	954	$39,009	$0		$87,159
Robert H. Dalrymple		$32,800	607	$24,820	$0		$57,620
Clover M. Drinkwater		$10,450	169	$6,910	$0		$17,360
Denise V. Gonick		$24,000	408	$16,683	$2,270	(3)	$42,953
Stephen M. Lounsberry III		$32,000	588	$24,043	$0		$56,043
Jeffrey B. Streeter		$26,000	453	$18,523	$0		$44,523
Richard W. Swan		$29,900	541	$22,121	$0		$52,021
G. Thomas Tranter Jr.		$31,600	579	$23,675	$0		$55,275
Kevin B. Tully		$31,275	507	$20,731	$0		$52,006
Thomas R. Tyrrell		$28,000	498	$20,363	$0		$48,363
(1) The total number of shares awarded are determined by dividing the total amount of the annual retainer and fees by the grant price of the shares (as stated on page 11, the directors waived their right to stock compensation for the additional cash retainer fee paid in 2019). Any fractional shares are rounded up to the next whole share.

(2) These amounts are based on the grant date fair market value on January 15, 2020 of $40.89.
(3) Represents mileage paid to certain directors to attend board meetings during 2019.
(4) Represents $2,000 in Advisory Board fees earned by Mr. Bentley during 2019.
(5) Mr. Boyea defers his director fees as part of the Directors' Deferred Fee Plan as explained in further detail on page 11.

Communicating with the Board

Shareholders may communicate in writing with the Board or with individual directors by contacting the Corporation's Corporate Secretary at Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901. The Corporate Secretary will relay the question or message to the specific director identified by the shareholder or, if no specific director is requested, to the CEO.

Directors Attendance at Annual Meetings

The Corporation does not have a formal policy regarding attendance by a member of the Board at the Corporation's annual meeting. The Corporation will continue to encourage such attendance. In 2019, eight directors attended the Annual Meeting of Shareholders.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for establishing the level of risk that the Corporation will take. The Board approves the Corporation's overall business strategies and significant policies, including those related to managing risk. The Board of Directors has approved significant policies to establish risk tolerances for the institution's activities and periodically reviews risk exposure limits to align with changes in the institution's strategies, address new activities and products, and react to changes in the industry and market conditions. The Board has charged the Enterprise Risk Committee with the oversight of risk management. The Chief Risk Officer (the "CRO") reports to the CEO and the Enterprise Risk Committee. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that risk triggers are appropriate for the nature and complexity of the Bank’s and Corporation's business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Enterprise Risk Committee regarding the status of risk management.

As it relates to the risks inherent in the Corporation's incentive compensation plans, Internal Audit prepares and presents an annual report to the Enterprise Risk Committee verifying the plans do not encourage excessive risk-taking. This risk assessment includes an evaluation of: (1) the design of our incentive plans to ensure they satisfy bank regulatory requirements and do not encourage excess or imprudent risk taking; (2) the Board of Director's oversight of our incentive compensation program to ensure that there is effective governance over the program; and (3) the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals. At the present time, the Enterprise Risk Committee and the Board do not believe these plans create risks that are reasonably likely to have a material adverse effect on the Corporation due to the existence of internal controls and the fact that the incentive payments comprise of a moderate portion of employees' total compensation. See the "Compensation Discussion and Analysis" section on page 14 for more information about the Corporation's incentive compensation plans.
PROPOSAL 2:
APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") added Section 14A to the Exchange Act, which requires the Corporation to provide our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs Say-On-Pay, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission ("SEC"). As described in greater detail under the heading "Compensation Discussion and Analysis," the Corporation seeks to align the interests of our NEOs with the interests of the shareholders.

This vote is advisory, which means that the vote on executive compensation is not binding on the Corporation, our Board or the Compensation Committee of the Board. The vote on the resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Corporation's NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2019 Annual Meeting, shareholders voted to approve the compensation program of the Corporation’s NEOs for the fiscal year ended December 31, 2018, including 2018 bonuses that were paid in 2019. The Corporation asks that shareholders again vote to approve the Corporation’s compensation program for its NEOs as described in this Proxy Statement.

The compensation of the Corporation's NEOs is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosures contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and procedures provide a strong link between each NEOs' compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interest of our shareholders.

The Corporation asks shareholders to indicate their support of our NEOs' compensation as described in this Proxy Statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

"RESOLVED, that the Corporation's shareholders approve, on a non-binding advisory basis, the compensation of the Corporation's NEOs, as disclosed in the Corporation's Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and narrative discussion, and other related tables and disclosure."

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE, ON A NON-BINDING, ADVISORY BASIS, "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee, currently consisting of Messrs. Lounsberry (Chair), D. Dalrymple, R. Dalrymple, Swan, Tranter and Mrs. Gonick met three times in 2019. The members of the Committee meet the independence requirements of the Nasdaq corporate governance standards as determined by the Board.

Compensation Philosophy and Objectives

As discussed previously, the Compensation Committee reviews and administers the Corporation's compensation policies and practices for the NEOs. The NEOs named in the Summary Compensation Table are (1) Anders M. Tomson, President and CEO (and Principal Executive Officer); (2) Karl F. Krebs, Executive Vice President, Chief Financial Officer and Treasurer (and Principal Financial Officer); (3) Loren D. Cole, Executive Vice President; (4) Louis C. DiFabio, Executive Vice President; and, (5) Karen R. Makowski, Executive Vice President and CRO. Any references to NEOs in this Proxy Statement are to the individuals listed in the preceding sentence. Mrs. Makowski retired on January 2, 2020.

The Corporation's compensation philosophy is designed to attract, motivate and retain highly qualified financial services' professionals capable of maximizing business performance for the benefit of shareholders. The Compensation Committee believes in a simple, straightforward approach to executive compensation and, therefore, has limited the number and types of plans used to compensate NEOs, as discussed on page 15 in the Elements of Compensation section.

The Corporation's and Bank's compensation plans are designed to reward NEOs for satisfying both corporate and individual performance goals. In 2019, compensation components of NEO compensation consisted of: 1) base salary; 2) short and long term performance-based incentives; and, 3) retirement and other benefits. The Compensation Committee reviews quantitative and qualitative/subjective measures before applying its judgment to determine appropriate compensation for its NEOs. As a result, incentive plan pay is not tied directly to any specific set of metrics. As such, the Compensation Committee has not established rigid formulas for the allocation between cash and non-cash components, the allocation of short-term and long-term equity incentive compensation, or the percentage by which other NEOs' compensation opportunity should be in relation to the CEO's compensation. In 2019, we believe that the relationship between the NEOs' total compensation (base salary plus cash and stock-based incentive compensation) and the Corporation's financial results demonstrates the alignment the Corporation has established between pay and business performance.

Setting Executive Compensation

The Compensation Committee is responsible for the design, implementation and administration of our compensation program for our NEOs. The Compensation Committee engaged McLagan to conduct an Executive Compensation Review in 2018 and concluded an Executive Compensation Review will be conducted every three years.

The Compensation Committee analyzes and uses compensation data provided by a peer group comprised of holding companies in the Northeast, New York and Pennsylvania with assets between $1.0 - $6.7 billion (including Tompkins Financial Corporation due to geographic location). The following is the peer group used in 2019: ACNB Corp., AmeriServ Financial Inc., Arrow Financial Corp., Bar Harbor Bankshares, Citizens & Northern Corp., Civista Bancshares Inc., CNB Financial Corp., Codorus Valley Bancorp Inc., ENB Financial Corp., Enterprise Bancorp Inc., Farmers National Banc Corp., Financial Institutions, Inc., First Bancorp, Inc., First Defiance Financial, Franklin Financial Services Corporation, LCNB Corp., Orrstown Financial Services, Inc., Peoples Bancorp Inc., Salisbury Bancorp Inc., Tompkins Financial Corporation, United Community Financial Corp. The Compensation Committee evaluates the peer groups annually for suitability and may modify peer groups from time-to-time based on mergers and acquisitions within the industry or other relevant factors. The Corporation does not target any specific element of compensation to compare to amounts paid by the peer group with respect to that element. Rather, the Corporation uses the peer bank data to inform it of the pay levels and practices of the Corporation's peers as they most closely represent the labor market in which the Bank competes for key talent. Informed by this data, the Compensation Committee's goal is to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions.

Role of Management

Although the Compensation Committee is ultimately responsible for designing our Executive Compensation Program, input from our CEO is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The CEO participates in compensation-related actions associated with the other NEOs purely in an informational and advisory capacity and he presents the other NEOs' performance summaries and recommendations relating to their compensation to the Compensation Committee for its review and approval. The CEO neither recommends nor participates in Compensation Committee deliberations regarding his own compensation.

Say on Pay

Following our Annual Meeting of Stockholders on May 9, 2019, we reviewed the results of the stockholder advisory vote on executive compensation with respect to 2018 compensation actions and decisions for our NEOs. Approximately 96 percent of the votes cast on the proposal were voted in support of the compensation outlined in last year's Proxy Statement. After a comprehensive market review and in light of strong stockholder support, we concluded that no substantial changes to our Executive Compensation Program were required.

Elements of Compensation

In 2019, the mix of base salary and incentive compensation (which is incentive cash compensation and equity awards) places the average variable pay received by NEO, other than the CEO, at approximately 44% of their base salary. The CEO's incentive pay, comprised of cash and unrestricted stock, represented approximately 52% of his base pay. Awards under the incentive plans are based on the Compensation Committee’s independent business judgment after evaluating the performance of each executive officer against pre-established Bank and individual goals. The Compensation Committee regularly reviews these elements of compensation in order to ensure that, as a whole, they conform to the Bank's philosophy and objectives.

Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Compensation Committee's perceived value of the position, both in the context of the market data of our peer group for similar positions, as well as the individual fulfilling the duties of the position. The CEO reviews the base salaries of the other NEOs with the Compensation Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Corporation's annual business plan.

The actual base salaries for 2019 are reported in the Summary Compensation Table on page 20. In December 2019, the Compensation Committee reviewed the NEOs' base salaries utilizing the same methodology (relevant market data and individual performance) and increased the base salaries as follows: Mr. Cole $17,500 or 8.9%; Mr. DiFabio $10,715 or 5%; Mr. Krebs $17,839 or 7.5%; and, Mrs. Makowski $0 (Mrs. Makowski retired 1/2/2020). Based on a similar assessment of the NEO's performance in 2018, the Compensation Committee increased each NEO's base salary as follows in 2018: Mr. Cole $17,510; Mr. DiFabio $14,533; Mr. Krebs $6,753; and, Mrs. Makowski $6,208. Messrs. Cole and DiFabio were not NEO's in 2018. The total base salary earned by the NEOs in 2019 is reported in the Summary Compensation Table on page 20.

The Compensation Committee conducts an annual performance review of the CEO. The CEO's performance objectives are defined consistent with, and in support of, the Corporation's annual business plan. Performance is also measured against progress towards the attainment of the Corporation's long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against its peer group and progress in achieving long-term strategic objectives. For purposes of comparing the relevant financial metrics, the same peer group is used to assess total compensation. See the peer group shown on page 14.

In January 2020, the Compensation Committee determined that Mr. Tomson achieved his 2019 goals and he received a base salary increase of $20,000 for 2019 in order to align his salary more closely with the market with respect to chief executive officers of financial institutions in our peer group. Based on a similar assessment of the CEO's performance in 2018, the Compensation Committee increased Mr. Tomson's base salary by $43,000. The total base salary earned by Mr. Tomson in 2019 is reported in the Summary Compensation Table on page 20. In 2019, the total annual compensation for Mr. Tomson was below the average total annual compensation payable to chief executive officers of financial institutions in the Corporation's peer group.
Additionally, in the context of structuring of our incentive compensation plans, the Compensation Committee assesses the individual contributions made by the NEOs, which includes assessing their accountability for specific financial, organization, operational and risk management objectives that are otherwise measurable performance objectives, the attainment of which contribute significantly to the growth and profitability of the Bank's business operations. As a result, we believe our incentive compensation plans incentivize our NEOs to effectively plan, organize, supervise, monitor and evaluate the key functional areas and departments for which they are responsible, and through which our most important corporate objectives are achieved.
Short and Long-Term Performance-Based Incentive Compensation: The Corporation has adopted incentive compensation plans to motivate and reward senior officers (including the NEOs) for achieving predefined goals. The Compensation Committee and the Board do not subscribe to formula-driven incentive plans, but believe in maintaining discretion over the payment of incentive compensation. This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Corporation and shareholders when events beyond the control of management positively or negatively influence financial results. In certain circumstances, the Compensation Committee may reduce or increase incentive payments, but in no event may the payments be greater than the levels described below. Each senior officer’s incentive award opportunity is not limited to a specified percentage of the incentive pool.

The Compensation Committee and the Board do not believe these incentive plans are reasonably likely to have a material adverse effect on the Corporation. These plans are believed to be of low risk as they provide for payments that comprise a moderate percentage of total compensation and, therefore, do not encourage excessive risk taking. Furthermore, the Corporation has decided to limit equity incentive awards to restricted stock grants, thereby reducing any motivation to take unnecessary or excessive risk to increase the Corporation's stock price, as may be the case with stock options. Additionally, restricted stock awards are not tied to formulas that could focus NEOs on only short-term results rather than the long-term performance of the Corporation. Finally, we believe these programs generally conform to sound incentive compensation policies as prescribed or adopted by the federal banking regulators.

The Compensation Committee employs cash and restricted stock awards to recognize significant efforts or individual contributions of senior officers (including the NEOs and subject matter experts). In determining these awards, many factors are considered including, but not limited to, the Bank's net earnings vs. original plan, the financial results delivered by the senior officer's division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Bank's success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee and a recommendation made to the Board. There is no expectation that these awards will be paid each year. The Compensation Committee and Board approved a cash bonus pool representing 30% of the aggregate base salaries of NEOs and 20% of the aggregate base salaries of senior officers. In November 2017, the Compensation Committee and Board revised the restricted stock pool to represent 30% of the aggregate base salaries of NEO's and 20% of the aggregate base salaries of senior officers to get the Bank in line with peers and aid in recruitment and retention efforts. In 2019, the cash awards totaled $475,500 and the value of the restricted stock awards totaled $557,000, for a total of $1,032,500 representing approximately 31% of the aggregate base salaries of plan participants. As previously stated, these two components of incentive compensation for NEOs (other than the CEO) represent approximately 44% of the NEO’s base salary. The Compensation Committee and Board approved both a cash and stock bonus for the CEO representing 52% of the CEO's base salary. In 2019, the CEO's cash award totaled $125,000 and the value of the unrestricted stock award totaled $125,000 (which includes $24,465 for the Directors' Stock Compensation Plan which Mr. Tomson is a participant), for a total of $250,000.

The following paragraphs provide a further description of these plans.

Omnibus Plan: In 2014, the Board approved an Omnibus Plan to aggregate into one document all current compensation plans, programs and arrangements that provide restricted stock, unrestricted stock, and cash awards to eligible employees and to members of the Board of Directors of the Corporation and the Bank and its affiliates. The Omnibus Plan incorporates all of the provisions of the Corporation's Restricted Stock Plan, Incentive Compensation Plan, Directors' Compensation Plan and the Corporation's and the Bank's Directors' Deferred Fee Plan. The Component Plans are generally intended to enhance the Corporation and Bank's ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons and to expend maximum efforts to improve the business results and earnings of the Corporation and the Bank by providing to such persons and opportunity to acquire or increase a direct proprietary interest in its operations and future success.

Chemung Financial Corporation Amended and Restated Restricted Stock Plan (the "Restricted Stock Plan"): In 2010, the Board approved a Restricted Stock Plan for officers of the Bank, excluding the CEO. The Compensation Committee may make discretionary grants of restricted shares of the Corporation's common stock to officers selected to participate in the Plan. The Compensation Committee believes that these awards: 1) align the interests of the Bank's executives, senior managers and subject matter experts with the interests of the Corporation and its shareholders; 2) ensure that the Corporation's compensation practices are competitive and comparable with its peers; and 3) promote retention of select management level employees. The awards are based on the performance, responsibility and contributions of the NEOs, other senior officers and subject matter experts. Mr. Tomson recommends the number of shares to be awarded to senior officers (including the NEOs and subject matter experts), which is subject to the approval of the Compensation Committee and Board. The awards may not exceed 15,000 shares per year in the aggregate. Twenty-nine senior officers and subject matter experts, including Messrs. Cole, DiFabio and Krebs were awarded restricted stock in 2019. Mrs. Makowski did not receive restricted stock in 2019 as she retired effective January 2, 2020. These shares vest over a five-year period, lapse with termination of employment unless otherwise waived by the Compensation Committee and Board and vest immediately in case of death, disability or a change of control.

Chemung Financial Corporation Incentive Compensation Plan (the "Incentive Compensation Plan"): The Incentive Compensation Plan provides for the grant of unrestricted stock and/or cash awards to select officers and key employees designated annually in the sole discretion of the Board as a reward for attainment of annual and long-term performance goals. Mr. Tomson was the only executive approved by the Compensation Committee to participate in the Incentive Compensation Plan in 2019. The maximum number of shares that can be awarded as unrestricted stock is ten thousand (10,000) per calendar year. The maximum cash bonus is $300,000 per calendar year. In 2019, the Compensation Committee approved granting an Incentive Plan award of $250,000 to the CEO. The awards were based on Mr. Tomson's performance measured against his pre-determined individual and Bank goals to include, but not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against peers, progress in achieving long-term strategic objectives, and other qualitative information considered by the Compensation Committee. The award was paid in January 2020 in the following manner: Mr. Tomson received $125,000 in cash and $100,535 in the Corporation's common stock, which amounted to 2,274 shares.

Retirement and Other Benefits: The Corporation sponsors the Chemung Canal Trust Company 401(k) Defined Contribution Profit Sharing, Savings and Investment Plan (the "401(k) Plan") which covers all eligible employees.  The Corporation contributes a non-discretionary 3% of gross annual wages for each participant, regardless of the participant's deferral, in addition to a 50% match up to 6% of gross annual wages. All contributions made on or after January 1, 2017 will vest immediately, while all previous contributions continue vesting on a five-year vesting schedule. The plan's assets consist of Chemung Financial Corporation common stock, as well as other common and preferred stocks, U.S. Government securities, corporate bonds and notes, and mutual funds.  The Bank instituted a total "freeze" of any future benefit accruals under the Chemung Canal Trust Company Pension Plan (the "Pension Plan") effective January 1, 2017. Messrs. Cole, DiFabio, Krebs, Tomson and Mrs. Makowski receive a 3% non-discretionary contribution to the 401(k) Plan subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations. Effective January 1, 2017, as a result of the total "freeze" of the Pension Plan, all eligible employees will participate in the 401(k) Plan subject to such applicable limitations imposed.

In June 2012, the Compensation Committee adopted a Defined Contribution Supplemental Executive Retirement Plan (the "Defined Contribution SERP") to attract and retain high-quality talent. Messrs. Cole, DiFabio, Krebs, Tomson and Mrs. Makowski are credited with an annual Bank contribution in an amount equal to 20% of their base salary until the earlier of: (i) their termination of employment for any reason; or (ii) the discontinuation of their participation in the Defined Contribution SERP. The Bank may discontinue future contributions to any participant at any time. Benefits are payable upon retirement, disability, death or a change in control. The annual Bank contribution is credited as of the last day of the applicable plan year, provided that the participant is actively employed on that date.

The NEOs are eligible for the same benefits available to all other employees of the Bank including life and health insurance, vacations, holidays, and personal and sick leave.

The Bank maintains the Chemung Canal Trust Company Deferred Compensation Plan (the "Deferred Compensation Plan") that allows the NEOs, and other senior officers that the Compensation Committee may approve annually, to defer amounts up to all of their compensation to be paid at a future date as elected by the officer. Although all of the NEOs are eligible to participate, Mr. Krebs is the only NEO who participated in this plan. The Deferred Compensation Plan is described more fully on page 23.

The NEOs are granted perquisites, which the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Tomson has the use of a Bank-owned vehicle for business purposes. Mrs. Makowski and Messrs. Cole, DiFabio and Krebs each received a car allowance during half of 2019 and mileage and gas usage thereafter.

The Bank has entered into individual change of control agreements with Messrs. Tomson, Cole, DiFabio, Krebs and Mrs. Makowski, which were amended and restated on December 18, 2019. The purpose of the change of control agreements is to retain and secure key employees and encourage their attention and dedication to their assigned duties in the event of a change of control of the Bank. The agreements, as amended, have a double trigger change of control provision such that in the event of the executive's involuntary termination without cause or voluntary termination for good reason within 12 months following the effective date of a change of control of the Corporation or the Bank, each executive would be entitled to receive a severance benefit equal to 2.0 times (2.99 times for Mr. Tomson) his or her highest annual rate of base salary and highest annual incentive award (paid in the form of cash and/or unrestricted stock, as applicable) paid by the Bank to, or earned by, the executive during the calendar year of the Change of Control or either of the two (2) calendar years immediately preceding the Change of Control. Severance Pay will be reduced by all amounts that are required to be withheld or deducted under federal, state or municipal law. Such benefit would be payable to each executive in equal monthly installments for 24 months (36 months for Mr. Tomson).

COMPENSATION AND PERSONNEL COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on its review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Personnel Committee:

Stephen M. Lounsberry III, Chairman	Denise V. Gonick
David J. Dalrymple	Richard W. Swan
Robert H. Dalrymple	G. Thomas Tranter Jr.

TAX AND ACCOUNTING MATTERS
Section 162(m). Under Section 162(m) of the Code, we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each covered employee, who is the principal executive officer, the principal financial officer and the next three most highly compensated officers for any fiscal year beginning after December 31, 2016.
The Compensation Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Code, unless the benefit of such deductibility is considered by the Compensation Committee to be outweighed by the need for flexibility or the attainment of other objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Code. Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Sections 4999 and 280G. Section 4999 of the Code imposes a 20% excise tax on certain "excess parachute payments" made to "disqualified individuals." Under Section 280G of the Code, such excess parachute payments are also nondeductible to the Corporation. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) equals or exceeds three times the individual's "base amount," the payments constitute "excess parachute payments" to the extent they exceed one times the individual's base amount.

Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Sections 162(m) and 280G of the Code. Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting Considerations. The Audit Committee is informed of the financial statement implications of the components of the compensation program for NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee was an officer or an employee of the Corporation or any of its subsidiaries during 2019 or any prior period or which had any transactions or relationships with the Corporation or the Bank in 2019 that would require disclosures in this Proxy Statement under the SEC rules. None of the Bank’s executive officers has served as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of the Corporation’s Board or Compensation Committee.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding the NEOs and other executive officers of the Corporation and Bank.

Name	Age	Position
Anders M. Tomson	53
CEO of the Corporation and the Bank (12/2016 - current); President and COO of the Bank (2015 - 12/2016) also President of Capital Bank, a division of Chemung Canal Trust Company (2011 - 12/2017). Mr. Tomson has been with the Bank since 2011.

Karl F. Krebs	63
Chief Financial Officer and Treasurer of the Corporation and Executive Vice President, Chief Financial Officer and Treasurer of the Bank (10/2013 - current); Executive Vice President and Chief Financial Officer of Financial Institutions (2009 - 2013). Mr. Krebs has been with the Bank since 2013.

Loren D. Cole	47
Executive Vice President and Chief Information Officer of the Bank (12/2018 - current); Senior Vice President and Chief Information Officer of the Bank (5/2017 - 12/2018); Senior Vice President of Bank of Oklahoma (4/2015 - 5/2017); Executive Vice President of SpiritBank Corp. (9/2011 - 4/2015). Mr. Cole has been with the Bank since 2017.

Peter K. Cosgrove	59
Executive Vice President, Chief Credit Officer and Chief Risk Officer (1/2020 - current); Executive Vice President and Chief Credit Officer (8/2019 - 1/2020); Regional Sales Executive, East Region, at KeyBank (8/2016 - 3/2019); and Member Merger Integration Leadership Team at KeyBank (12/2015 - 3/2017). Mr. Cosgrove has been with the Bank since August 2019. Mr. Cosgrove is not an NEO.

Louis C. DiFabio	56
Vice President of the Corporation (2015 - current) and Executive Vice President of the Bank responsible for Business Client Services (2015 - current); Executive Vice President of the Bank (2011 - 2015) responsible for Retail Client Services. Mr. DiFabio has been with the Bank since 1987.

Daniel D. Fariello	43
President of Capital Bank, a division of Chemung Canal Trust Company (1/2018 - current); Senior Vice President of Capital Bank (2013 - 12/2017); Relationship Manager (Commercial Loan Officer) of First Niagara Bank N.A. (6/2005 - 2013). Mr. Fariello has been with the Bank since 2013. Mr. Fariello is not an NEO.

Kimberly A. Hazelton	52
Executive Vice President of the Bank (2016 - current) responsible for the Retail Client Services Group; Chief Operations Officer (2014 - 2016) at Alternatives Federal Credit Union; Market President, Retail (2007 to 2013) at TD Bank. Mrs. Hazelton has been with the Bank since August 2016. Mrs. Hazelton is not an NEO.

Karen R. Makowski	63
Executive Vice President and Chief Risk Officer of the Bank (2011 - 1/1/2020); Consultant in regulatory compliance and strategic planning (2009 - 2011). Mrs. Makowski had been with the Bank since 2011 and retired on January 2, 2020.

Thomas W. Wirth	54
Executive Vice President of the Bank (2015 - current) responsible for the Wealth Management Group; Senior Vice President of the Bank (2004 - 2015) responsible for Investment Services. Mr. Wirth has been with the Bank since 1987. Mr. Wirth is not an NEO.

EXECUTIVE COMPENSATION
The following tables summarize compensation information paid or earned by NEOs of the Corporation and the Bank for the fiscal year ended December 31, 2019, with comparative information for 2018 and 2017 relating to the summary compensation table.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(1)		Stock Awards		Change in Pension Value (5)	All Other Compensation (6)	Total
		($)	($)		($)		($)	($)	($)
Anders M.Tomson President & Chief Executive Officer	2019	460,000	125,000		115,637	(2)	—	154,286	854,923
	2018	417,000	125,000	(4)	125,039	(2)	—	134,958	801,997
	2017	375,000	112,500		108,033		—	136,409	731,942
Karl F. Krebs Executive Vice President, Chief Financial Officer, and Treasurer	2019	235,540	62,500		67,500	(3)	—	84,890	450,430
	2018	225,361	65,000		65,010	(3)	—	84,443	439,814
	2017	218,797	65,340		70,709	(3)	—	82,936	437,782
Loren D. Cole Executive Vice President & Chief Information Officer	2019	196,283	42,500		47,500	(3)	—	60,067	346,350
	2018	175,773	40,000		40,000	(3)	—	13,229	269,002
Louis C. DiFabio Executive Vice President Business Client Services	2019	211,714	35,000		40,000	(3)	121,352	75,749	483,815
	2018	194,327	20,000		50,000	(3)	—	74,305	338,632
	2017	180,770	52,748		51,666	(3)	47,772	77,140	410,096
Karen R. Makowski Executive Vice President & Chief Risk Officer	2019	216,139	85,000		—	(3)	—	73,430	374,569
	2018	207,170	52,500		52,522	(3)	—	71,075	383,267
	2017	201,136	52,775		57,130	(3)	—	73,027	384,068
(1) The amounts shown for salary and bonus represent amounts earned in 2019, 2018 and 2017.
(2) The amounts shown for Mr. Tomson were made under the terms of the Incentive Compensation Plan. The awards are fully vested upon grant and reflect the grant date fair market value as of December 31, 2019, December 31, 2018 and December 29, 2017, respectively. The stock award granted to Mr. Tomson in 2019, 2018 and 2017 include director fees in the amount of $22,653, $24,886 and $23,146, respectively.

(3) The amounts shown for Messrs. Cole, DiFabio, Krebs and Mrs. Makowski represent shares granted under the Restricted Stock Plan and reflect the grant date fair market value as reported in Note 15 of the Corporation's audited consolidated financial statements contained in the Corporation’s Annual Report on Form 10-K. Twenty percent of the restricted stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date. See table on page 21 captioned “Grants of Plan-Based Awards.” The amount of the awards are determined in the discretion of the Compensation Committee as discussed on page 16.

(4) $19,471 of Mr. Tomson's bonus in 2017 was an additional cash bonus awarded to Mr. Tomson pursuant to a Bank-wide 5% cash bonus plan in which all non-sales employees participate. Other NEOs are not eligible to participate in this 5% cash bonus pool. Beginning in 2018, Mr. Tomson no longer participates in this plan.

 (5)  The amounts shown represent the aggregate change, during the respective year, in the present value of the named executive officers’ accumulated pension benefit from the Pension Plan. The Board approved a total "freeze" of the Pension Plan effective January 1, 2017.

(6) The amounts shown include non-discretionary and matching contributions made by the Bank to the 401(k) Plan, dividends paid on unvested restricted stock, Defined Contribution SERP contributions, and perquisites, such as car allowance or personal portion of Bank-owned vehicles and club memberships. The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. See table below captioned "All Other Compensation Table."

All Other Compensation

Name	Employer Contribution to 401(k)	Dividends on Stock Awards	Automobile Allowance/Usage	Club Memberships	Defined Contribution SERP	Total
	($)	($)	($)	($)	($)	($)
Anders M. Tomson	16,800	270	20,105	25,111	92,000	154,286
Karl F. Krebs	16,800	4,417	6,465	10,100	47,108	84,890
Loren D. Cole	14,507	1,294	3,124	1,885	39,257	60,067
Louis C. DiFabio	14,986	3,508	4,990	9,922	42,343	75,749
Karen R. Makowski	16,800	3,658	4,653	5,091	43,228	73,430

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Market Value of Stock Awards
		(#)	($)
Anders M. Tomson	01/15/2020	554	22,653	(1)
	01/15/2020	2,274	92,984	(2)
Karl F. Krebs	12/18/2019	1,510	67,180	(3)
Loren D. Cole	12/18/2019	1,063	47,293	(3)
Louis C. DiFabio	12/18/2019	895	39,819	(3)
(1) This amount represents the grant date fair market value of $40.89, the closing price for the Corporation's common stock on January 15, 2020. The stock was awarded pursuant to the Directors' Compensation Plan.

(2) This amount represents the grant date fair market value of $40.89, the closing price for the Corporation's common stock on January 15, 2020. The stock was awarded pursuant to the Incentive Compensation Plan.

(3) These amounts represent the grant date fair market value of $44.49, the closing price for the Corporation's common stock on December 18, 2019. The stock was awarded pursuant to the Restricted Stock Plan.

Outstanding Equity Awards at December 31, 2019

Restricted Stock Awards Under the Restricted Stock Plan
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Fair Market Value of Shares or Units of Stock That Have Not Vested (2)
		(#)	($)
Karl F. Krebs	12/18/2019	1,510	64,175
	12/19/2018	1,216	51,680
	12/20/2017	785	33,363
	12/20/2016	550	23,375
	12/16/2015	255	10,838
Loren D. Cole	12/18/2019	1,063	45,178
	12/19/2018	749	31,833
	12/20/2017	218	9,265
Louis C. DiFabio	12/18/2019	895	38,038
	12/19/2018	936	39,780
	12/20/2017	573	24,353
	12/20/2016	428	18,190
	12/16/2015	218	9,265
Karen R. Makowski	12/19/2018	983	41,778
	12/20/2017	634	26,945
	12/20/2016	428	18,190
	12/16/2015	218	9,265
(1) Restricted stock awards vest over a five year period after the date of the grant.
(2) These amounts represent the fair market value of $42.50, the closing price for the Corporation's common stock on December 31, 2019.

Stock Vested During the Year Ended December 31, 2019

Name	Vested Date	All Other Stock Awards: Number of Shares of Stock	Vested Date Fair Market Value of Stock Awards
		(#)	($)
Karl F. Krebs	12/19/2019	304	13,558	(1)
	12/20/2019	261	11,693	(2)
	12/20/2019	275	12,320	(2)
	12/16/2019	254	11,171	(3)
	12/17/2019	213	9,370	(4)
Loren D. Cole	12/19/2019	187	8,340	(1)
	12/20/2019	72	3,226	(2)
Louis C. DiFabio	12/19/2019	234	10,436	(1)
	12/20/2019	191	8,557	(2)
	12/20/2019	214	9,587	(2)
	12/16/2019	218	9,588	(3)
	12/17/2019	213	9,370	(4)
Karen R. Makowski	12/19/2019	245	10,927	(1)
	12/20/2019	211	9,453	(2)
	12/20/2019	214	9,587	(2)
	12/16/2019	218	9,588	(3)
	12/17/2019	213	9,370	(4)
Anders M. Tomson	12/17/2019	213	9,370	(4)
(1) These amounts represent the fair market value of $44.60, the closing price for the Corporation's common stock on the 12/19/2019 vesting date.
(2) These amounts represent the fair market value of $44.80, the closing price for the Corporation's common stock on the 12/20/2019 vesting date.
(3) These amounts represent the fair market value of $43.98, the closing price for the Corporation's common stock on the 12/16/2019 vesting date.
(4) These amounts represent the fair market value of $43.99, the closing price for the Corporation's common stock on the 12/17/2019 vesting date.
Securities Authorized for Issuance Under Equity Compensation Plans
Set forth below is information as of December 31, 2019 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price	Number of securities remaining available for issuance under plan (1)
Equity compensation plans approved by stockholders	—	$—	284,290
Equity compensation plans not approved by stockholders	—	$—	—
Total	—	$—	284,290
(1) Represents the number of shares that may be granted as other stock awards under the Corporation's stock-based compensation plans.

Deferred Compensation Plan

The Deferred Compensation Plan allows a select group of management and employees to defer all or a portion of their annual compensation to a future date.  Eligible employees are generally highly compensated employees and are designated by the Board of Directors from time to time. Mr. Krebs is the only NEO who participates in the Deferred Compensation Plan. Investments in the plan are recorded as trading assets and deferred amounts are an unfunded liability of the Corporation.  The Deferred Compensation Plan requires deferral elections be made before the beginning of the calendar year during which the participant will perform the services to which the compensation relates. Participants in the Deferred Compensation Plan are required to elect a form of distribution, either lump sum payment or annual installments not to exceed ten years, and a time of distribution, either a specified age or a specified date. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the IRS Code.  The income from investments and cost of the plan are recorded as non-interest income and non-interest expenses, respectively, in the consolidated statements of income.

Pension Benefits

Tax Qualified Pension Plan: The Bank adopted the Pension Plan, which is a non-contributory defined benefit pension plan and a "qualified plan" under the Code and therefore must be funded. Contributions are deposited to the Plan and held in trust. The Pension Plan assets may only be used to pay retirement benefits and eligible plan expenses. The Bank instituted a total "freeze" of any future benefit accruals under the Chemung Canal Trust Company Pension Plan (the "Pension Plan") effective January 1, 2017. Mr. DiFabio is the only NEO participating in the Pension Plan.

Under the Pension Plan, pension benefits are based upon final average annual compensation where the annual compensation is total base earnings paid plus salary deferrals. Bonuses, overtime, commissions and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior ten years) times years of service (up to a maximum of 25 years), plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years), plus 0.65% of average monthly compensation in excess of covered compensation for each year of credited service up to 35 years. Covered compensation is the average of the social security taxable wage bases in effect for the 35 year period prior to normal social security retirement age. Compensation for purposes of determining benefits under the Pension Plan is reviewed annually. On September 21, 2016, the Board amended the Pension Plan to cease future benefit accruals effective January 1, 2017. During the fourth quarter of 2018, the Corporation offered terminated, vested employees the option to receive lump sum settlement payments. The effects of these changes are reflected in the Corporation's Annual Report on Form 10-K, Note 14, pension plan disclosures as of December 31, 2019 and 2018.

Normal retirement age under the Pension Plan is age 65. Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6.67% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

Defined Contribution Supplemental Executive Retirement Plan (the "Defined Contribution SERP"): The Defined Contribution SERP is provided to certain executives to motivate and retain key management employees by providing a non-qualified retirement benefit that is payable at retirement, disability, death and certain other events. The participant's account will be credited with annual company contributions in an amount equal to twenty percent (20%) of the participant's base salary until the earlier of (i) the participant's termination of employment for any reason or (ii) the discontinuation of the participant's participation in the plan. The annual company contribution will be credited as of the last day of the applicable plan year, provided that the participant is actively employed on such date. For new participants, the annual company contribution shall be prorated to exclude any base salary earned prior to the participant's plan entry date. In 2019, the NEOs that were participants in the plan were Messrs. Cole, DiFabio, Krebs, Tomson and Mrs. Makowski.

The Defined Contribution SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.  The Defined Contribution SERP's expense is the Corporation's annual contribution plus interest credits.

Pension Benefits Table

The table below sets forth the accumulated benefits to which the executive would be entitled had he terminated employment December 31, 2019 and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payment is discounted using an interest rate of 3.33%, and mortality based upon the 2020 Mortality Table as specified in IRS Regulation 1.430(h)(3)-1, applied on a static basis.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
			($)
Louis C. DiFabio	Chemung Canal Trust Company Pension Plan	27	606,630

The increase in the actuarial present value of accumulated benefits is the difference between the actuarial present value of accumulated benefits as of December 31, 2018 and December 31, 2019, taking into account the changes in the discount rate assumption, the mortality assumption and the fact that the participant is one year closer to expected retirement. Since benefits under both pension plans were frozen at December 31, 2016, there were no increases in the accrual benefits during 2019.

Name	Plan Name	Increase in Actuarial Present Value of accumulated benefit
		($)
Louis C. DiFabio	Chemung Canal Trust Company Pension Plan	121,352

Defined Contribution SERP Table

As previously discussed above, the Bank maintains a Defined Contribution SERP to provide additional retirement income to select, key employees. The Plan was first adopted in June 2012. The following Table sets forth the Bank contributions for 2019 on behalf of the NEOs.

Name	Registrant Contribution(1)	Aggregate Earnings(1)	Aggregate Balance(2)
	($)	($)	($)
Anders M. Tomson	92,000	8,547	535,301
Karl F. Krebs	47,108	4,546	281,256
Loren . Cole	39,257	-	39,257
Louis C. DiFabio	42,343	1,495	119,861
Karen R. Makowski	43,228	5,572	331,900
(1) Contributions are reflected in the Executive Compensation Table for 2019 on page 20. No aggregate earnings were reported in the Executive Compensation Table on page 20.
(2) Amounts reflected in the Executive Compensation Table for previous years: Mr. Tomson $413,529; Mr. Krebs $219,995; Mr. Cole $0; Mr. DiFabio $75.020; and, Mrs. Makowski $267,561.

Deferred Compensation Table

As previously discussed on page 23, the Bank maintains a Deferred Compensation Plan that allows a select group of management and employees to defer all or a portion of their annual compensation to a future date.  Eligible employees are generally highly compensated employees and are designated by the Board of Directors from time to time. The following Table sets forth the contributions made by the NEOs for 2019.

Name	Year	Employee Contribution	Registrant Contribution	Aggregate Earnings(1)	Aggregate Balance(2)
		($)	($)	($)	($)
Karl F. Krebs	2019	23,554	-	5,416	179,390
(1) No amounts reported in the Executive Compensation Table on page 20.
(2) Amounts reflected in the Executive Compensation Table for previous years: Mr. Krebs $134,096.

Potential Payments upon Termination of Employment or Change in Control

The following paragraph summarizes the estimated amounts payable to each of the NEOs under an employment agreement or change of control agreement assuming employment was terminated December 31, 2019.

The Bank has entered into a Change of Control Agreement with Mr. Tomson, President & CEO. If within 12 months following a change of control, Mr. Tomson's employment is terminated without cause or Mr. Tomson resigns for good reason, the agreement provides for a cash severance payment equal to 2.99 times the highest annual rate of base salary and highest annual incentive award paid to, or earned by, Mr. Tomson for any of the two calendar years ending with the year in which Mr. Tomson's employment ended. Payments would be made in equal monthly installments for thirty-six (36) months following his effective date of termination. The estimated amount of severance pay that Mr. Tomson would be entitled to, pursuant to the Change of Control Agreement, if termination had occurred on December 31, 2019 would be $2,585,051.

The Bank has entered into Change of Control Agreements with executive officers Cole, DiFabio, Krebs and Makowski. If within 12 months following a change of control, the executive's employment is terminated without cause or the executive resigns for good reason, the agreements provide for payments of 2.0 times the executive's highest annual rate of base salary and highest annual incentive award paid to, or earned by, the executive for any of the two calendar years ending with the year in which the executive’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination. The executive's shares of restricted stock shall immediately vest and all restrictions thereon shall lapse. The estimated amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change of Control Agreements, if termination had occurred on December 31, 2019 is as follows: Mr. Cole $698,098; Mr. DiFabio $1,429,544; Mr. Krebs $1,195,766; and, Mrs. Makowski $1,070,356.

The amounts above do not take into account any reductions that may be required to avoid penalties under federal, state and municipal law.

Pay Ratio Disclosure

The following is a reasonable estimate calculation, prepared in accordance with SEC rules, of the ratio of the total annual compensation paid to Mr. Tomson, our President and CEO, to the median of the total annual compensation of all of the Bank's employees, except Mr. Tomson for 2019.

Our median employee for this calculation was determined using wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for all of our active employees, excluding Mr. Tomson as of December 31, 2019. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the data used in the calculation only for our full-time employees who were hired during 2019.

After identifying the median employee as described above, we determined that the median employee had a total annual compensation of $35,299 for 2019, which was determined using the same methodology as required by the SEC for named executive officers as set forth in the summary compensation table on page 20. The total annual compensation for Mr. Tomson for the same period shown in the summary compensation table was $854,923. The ratio of Mr. Tomson's total annual compensation for 2019 to the median total annual compensation of all other employees for 2019 was 24:1.

RELATED MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act of 1934 requires directors and certain officers of the Bank and persons who beneficially own more than ten percent of the outstanding shares of the Corporation's common stock to file reports of beneficial ownership and changes of beneficial ownership of shares of common stock of the Corporation with the SEC. SEC regulations require such persons to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Corporation and its representatives and certain representations that no other reports were required, subject to the SEC reporting requirements, all persons filed the required reports on a timely basis, except Mr. Frank Vassallo, Vice President and Controller of the Bank who filed one late report on Form 4 reporting one late transaction.
Transactions With Certain Related Persons
Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations.

The Bank is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with executive officers, directors and their related parties, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Bank and that do not involve more than the normal risk of collectibility or present other unfavorable features. Additionally, any transactions that would be required to be reported must be reviewed by our Audit Committee or another independent body of the Board of Directors. Any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

The aggregate outstanding amount of our loans to our executive officers, directors and their related parties was $63.7 million at December 31, 2019. At December 31, 2019, all of our loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2019, and were made in compliance with federal banking regulations.
Other Transactions. Mr. Buicko is President and CEO of the Galesi Group and a member of Westcott Road Development, LLC from which the Bank has leased, since January 2017, its branch located at Two Rush Street, Schenectady, New York, under a lease agreement through February 2033 with monthly rent payments of $8,000. The total estimated lease payments beginning January 2018 through the end of the term of the lease is expected to be $1,345,000. Mr. Becker is COO of Windsor Development Group, Inc., and the Bank leases its branch located at 1365 New Scotland Road, Slingerlands, New York under a lease agreement through July 2022 with monthly rent payments of $4,000. The total estimated lease payments beginning January 2018 through the end of the term of the lease is expected to be $221,000.

Code of Ethics
The Board of Directors has adopted a Code of Ethics for senior financial officers, which applies to the Bank's Chief Executive Officer, the Chief Auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both codes can be viewed on the Bank’s website at: http://www.snl.com/IRW/govdocs/100690.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Corporation's Audit Committee assists the Board in fulfilling its oversight responsibilities for the integrity of the Corporation's financial statements, systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the independent auditor's qualifications, independence and performance, as well as the performance of its internal audit function. The members of the Audit Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Audit Committee were held during 2019. The charter was approved in February 2020 and can be viewed on the Bank’s website at http://www.snl.com/IRW/govdocs/100690

On March 11, 2020, the Audit Committee appointed the independent registered public accounting firm, Crowe LLP, as the Corporation's independent auditors for the fiscal year ending December 31, 2020.

The Audit Committee has reviewed and discussed with management and with Crowe LLP, the Corporation's audited consolidated financial statements for the year ended December 31, 2019. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and, received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence from us. The Audit Committee also discussed the quality and adequacy of the Corporation’s internal controls with management and the independent auditors. In addition, the Audit Committee also reviewed with Crowe LLP their audit plans, audit scope and identification of audit risks.

Based upon the above-mentioned reviews and discussions with management and Crowe, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission.

The Audit Committee:

David M. Buicko, Chairman	Jeffrey B. Streeter
Larry H. Becker	G. Thomas Tranter Jr.
David J. Dalrymple	Thomas R. Tyrrell
This foregoing Audit Committee report is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by Crowe LLP relating to the years ended December 2019 and 2018 are provided in the following table. All services provided by Crowe in 2019 and 2018 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,
	2019	2018
Audit Fees	$305,000	$286,000
Audit-Related Fees	7,639	21,275
Tax Fees	—	4,600
Captive Insurance Subsidiary Fees	22,750	22,750
All Other Fees	—	—
Total Fees	$335,389	$334,625

The audit fees were for professional services rendered for the audit of the Corporation's annual financial statements, the independent auditor's report on internal control over financial reporting and review of financial statements included in the Corporation's Quarterly Reports on Form 10-Q, and services that are normally provided by Crowe LLP in connection with statutory and regulatory filings or engagements.

The $7,639 in Audit-Related Fees for 2019 consisted of an additional billing for the integrated audit of the consolidated 2018 financial statements. The $21,275 in Audit-Related Fees for 2018 consisted of an additional billing for the integrated audit of the consolidated 2017 financial statements. The $4,000 in Tax Fees for 2018 consisted of a review of tax information and positions after the implementation of the Tax Cuts and Jobs Act of 2017.

The Captive Insurance Subsidiary Fees for 2019 and 2018 were for audit and tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. Crowe LLP and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Audit Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Audit Committee at its next regularly scheduled meeting.

Proposal 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Crowe LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2020. Although shareholder approval of the appointment of Crowe LLP is not required, the Board believes that it is important to give shareholders an opportunity to ratify this selection. If it is not ratified, the Audit Committee will consider the shareholders' views in future selections of the Corporation's independent auditors.

    A representative of Crowe LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2021

The Corporation's Board will establish the date for the 2021 Annual Meeting of Shareholders. Under SEC regulations, in order for a shareholder to be entitled to have a shareholder proposal included in the Corporation's proxy statement for the 2021 meeting, the shareholder must be a record or beneficial owner of a least 1% or $2,000 in market value of shares entitled to be voted at the meeting, and shall have held such shares for at least one year and shall continue to own such shares through the date on which the meeting is held. The shareholder's proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, no later than December 2, 2020, which is 120 days prior to the date the proxy statement for the 2021 Annual Meeting will be first mailed. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Note that this requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to present a proposal for a vote at any annual meeting pursuant to the Corporation's Bylaws.

GENERAL

The Corporation's 2019 Annual Report to Shareholders on Form 10-K, together with an abbreviated report for the twelve-month period, accompanies this Proxy Statement which was mailed to shareholders on or about March 31, 2020. The annual report is not part of the proxy solicitation materials. The Annual Report on Form 10-K is also available on the Bank's website at http://www.snl.com/IRW/FinancialDocs/100690 and will be furnished to any shareholder upon written request to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901.

OTHER MATTERS

The Board is not aware of any other matters to be brought before the Annual Meeting other than as specified above. If, however, any other matters should come before the 2020 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
Kathleen S. McKillip
Secretary

Date:    March 31, 2020
One Chemung Canal Plaza
Elmira, New York 14901

CHEMUNG FINANCIAL CORPORATION
Annual Meeting of Shareholders – May 13, 2020
This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Karl F. Krebs and Thomas J. Whitaker as proxies, with power to act without the other and with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on the items on the reverse side, and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Chemung Financial Corporation held on record by the undersigned on March 18, 2020, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Corporation to be held May 13, 2020 or any adjournment thereof. As part of our precautions regarding the coronavirus or COVID-19 and the potential for emergency orders limiting gatherings of people and closing places of business, we are planning for the possibility that the Annual Meeting may be held solely or in part by means of remote communication. There is also the possibility that we may delay, postpone or adjourn the Annual Meeting, including changing the time, location or date of the Annual Meeting. If we take any of these steps, we will announce the decision to do so in advance, including details on how to participate in a virtual meeting, in a press release and/or in a Current Report on Form 8-K.

(Continued and to be marked, signed and dated on reverse side)
__________________________________________________________________

ANNUAL MEETING OF SHAREHOLDERS OF
CHEMUNG FINANCIAL CORPORATION
MAY 13, 2020

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your Proxy Card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND A VOTE "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: ☐ For all Nominees ☐ Withhold Authority For All Nominees ☐ For All Except (see instructions below)	NOMINEES: Three-Year Term: m Stephen M. Lounsberry III m Anders M. Tomson m G. Thomas Tranter Jr. One-Year Term: m Larry H. Becker
2. To approve, on a non-binding, advisory basis,
 the compensation of the Named Executive
 Officers of the Company (“Say-on-Pay”).

3. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
This proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR" the election of the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date	Signature of Shareholder	Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.